Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Kellogg Company of our report dated February 22, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Kellogg Company's Annual Report on Form 10-K for the year ended January 2, 2021.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Pricewaterhouse Coopers LLP

Detroit, Michigan
March 24, 2021